Exhibit 99.1

LHC Group, Inc. Appoints Verizon Senior Vice President Monica Azare to
                        Its Board of Directors


    LAFAYETTE, La.--(BUSINESS WIRE)--Nov. 14, 2007--LHC Group, Inc. (NASDAQ: LHCG), a leading provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today that it has appointed Monica Azare to its Board of Directors. Ms. Azare will fill the vacancy created by the previously announced resignation of Ambassador Nancy Goodman Brinker from the Board of Directors. Ms. Azare will serve on the Compensation Committee.

    Ms. Azare currently serves as Senior Vice President - Public Policy and Government Affairs for Verizon Communications, with responsibility for leading Verizon's public policy, regulatory and legislative activity in New York and Connecticut. Prior to this position, Ms. Azare served as Executive Director and Senior Counsel of Federal Affairs for Verizon Wireless, where she was responsible for advancing the company's position on wireless issues before members of the U.S. House of Representatives. Ms. Azare's distinguished career also includes serving as Vice President, Federal Affairs for Insight Communications in New York, Chief Counsel to House Energy and Commerce Chairman Billy Tauzin, and Chair of the House Telecommunications, Trade and Consumer Protection Subcommittee. Ms. Azare also currently serves on the Board of NYC Investment Fund's Civic Capital Corp.

    A Louisiana native, Ms. Azare received a Bachelor of Arts degree from Louisiana State University and a Juris Doctorate from the Southern University Law Center. She is a member of the Federal Communications Bar Association, Louisiana State Bar Association, the Corporate Counsel of Women of Color, and Jack and Jill of America, a national organization that encourages leadership and service by young people in their communities. Ms. Azare was recently selected as a 2007-2008 David Rockefeller Fellow. Ms. Azare, her husband, David Davenport, and their son, David Cole, reside in Manhattan.

    Keith G. Myers, Chairman and Chief Executive Officer of LHC Group, said, "We are honored to have Monica as a member of our Board. Her experience with regulatory and legislative affairs will further strengthen our ability to lead the home-care industry in delivering the message that home care is the most cost-effective and dignified manner of providing the elderly and disabled of our society with the medical care they need and deserve. Based on Monica's past experience in working with Congressman Tauzin, we know that Monica shares our same core values regarding the importance of helping people and that, as a native of Abbeville, Louisiana, she will be a great cultural fit with the LHC Group family. I look forward to introducing Monica and the rest of the LHC Group Board to our shareholders at our upcoming Investor Relations Day in New York on November 20th."

    Ms. Azare said, "I am honored and excited to join the LHC team and look forward to working with Keith and the other members of the LHC Board. I know LHC is committed to helping the elderly and disabled of our society. I agreed to join the LHC Group Board because of my strong belief in this mission, and I look forward to helping advance the message regarding the important role of home care in addressing many of the issues in our current health care system. It is a great privilege for me to have the opportunity to work with a company that was founded and is headquartered in my home state. I look forward to meeting LHC's investors and the other members of the LHC Group team at our upcoming Investor Relations Day."

    In closing, Mr. Myers added, "I would also like to take this opportunity to once again thank Ambassador Brinker for her service on our Board. It is our sincere hope that she will be able to rejoin our Board once her tenure as the Chief of Protocol at the Department of State is completed."

    About LHC Group, Inc.

    LHC Group is a leading provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: LHC Group, Inc.
             Eric Elliott, 337-233-1307
             Vice President of Investor Relations
             eric.elliott@lhcgroup.com